SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              ____________________

                                 AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                              ____________________

                                PMC-SIERRA, INC.
             (Exact name of Registrant as specified in its charter)
                              ____________________

                  Delaware                          94-2925073
      (State or other jurisdiction of            (I.R.S. Employer
       incorporation or organization)         Identification Number)


                               3975 Freedom Circle
                         Santa Clara, California 95054
                                 (408) 988-8276

    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                              ____________________

                                Robert L. Bailey
             President, Chief Executive Officer and Chairman of the
                               Board of Directors
                          Santa Clara, California 95054
                                 (408) 988-8276
    (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              ____________________

                                    Copy to:
                                   Neil Wolff
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                           Palo Alto, California 94304
                                 (650) 493-9300

   Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. []

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.[X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[]

                              ____________________

                         Calculation of Registration Fee
========================================================= ================== =================== ==================== ==============
           Title of Each Class of Securities                Amount to be      Proposed Maximum     Proposed Maximum     Amount of
                    to be Registered                         Registered        Offering Price     Aggregate Offering   Registration
                                                                              Per Security(1)         Price(1)             Fee
--------------------------------------------------------- ------------------ ------------------- -------------------- --------------
--------------------------------------------------------- ------------------ ------------------- -------------------- --------------
3.75% Convertible Subordinated Notes due 2006.........     $275,000,000             74.2%           $204,050,000        $51,012.50
--------------------------------------------------------- ------------------ ------------------- -------------------- --------------
--------------------------------------------------------- ------------------ ------------------- -------------------- --------------
Common stock, $0.001 par value (2)....................        6,480,650 (3)         (3)                  (3)               (4)
========================================================= ================== =================== ==================== ==============

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based upon the average bid and asked prices of the Convertible Subordinated Notes due 2006 on the PORTAL Market on September 25, 2001.

(2) Includes preferred share purchase rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

(3) Includes 6,480,650 shares of common stock initially upon conversion of the notes at the initial conversion price of approximately $42.43 per share of common stock. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(4) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.




                  SUBJECT TO COMPLETION, DATED December 6, 2001


                                PMC-SIERRA, INC.
                                  $275,000,000

                          (aggregate principal amount)

     3.75% Convertible Subordinated Redeemable Notes Due August 15, 2006 and the Common Stock Issuable Upon Conversion of the Notes


         We issued the notes in a private placement in August 2001. This prospectus will be used by selling securityholders to resell their notes and the common stock issuable upon conversion of their notes. We will not receive any proceeds from this offering.

         The notes are issued only in denominations of $1,000 and integral multiples of $1,000 and mature on August 15, 2006. You may convert the notes into shares of our common stock at an initial conversion price of approximately $42.43 per share.

         We will pay interest on the notes on February 15 and August 15 of each year. The notes are subordinated.

         We may redeem the notes at the times and at the prices specified in this prospectus. In the event of a change in control, you may require us to repurchase any notes held by you.

         The notes are not listed on any securities exchange or included in any automated quotation system. The notes are eligible for trading on The PortalSM Market. Our common stock is quoted on the Nasdaq National Market System under the symbol "PMCS". On December 5, 2001, the last reported sale price for our common stock on the Nasdaq National Market was $27.38 per share.

         The securities offered hereby involve a high degree of risk. See "Risk Factors" beginning on page 7.

                               ___________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    This prospectus is dated December 6, 2001



                                TABLE OF CONTENTS

                                                                           Page

SUMMARY...................................................................... 3
RISK FACTORS..................................................................7

USE OF PROCEEDS..............................................................10

RATIO OF EARNINGS TO FIXED CHARGES...........................................10

DESCRIPTION OF NOTES.........................................................11

DESCRIPTION OF CAPITAL STOCK.................................................28

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS....................................31

SELLING SECURITYHOLDERS......................................................38

PLAN OF DISTRIBUTION.........................................................41

LEGAL MATTERS................................................................43

EXPERTS......................................................................44

WHERE YOU CAN FIND MORE INFORMATION..........................................44



                                     SUMMARY

         The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus. Documents incorporated by reference form an integral part of this prospectus. Prospective investors should consider carefully the information set forth in this prospectus under the heading "Risk Factors".

                                PMC-Sierra, Inc.

         We are a provider of high-performance semiconductor networking solutions. Our products are used in high-speed transmission and networking systems that are being used to restructure the global telecommunications and data communications infrastructure. Our products are designed to comply with major networking standards and provide architectural solutions that enable the more efficient transmission of networking traffic.

         Internet users are demanding to transmit more information at faster speeds using more sophisticated applications. Network bandwidth suppliers such as incumbent telephone companies, new data centric competitive carriers and competitive local exchange carriers are building new networks to address the demand for the transmission of more information at faster speeds.

         Our overall strategy is to provide networking equipment manufacturers with semiconductor solutions that address a broad range of products and applications. Our approach is as follows:


         - Address a number of classes of broadband networking equipment;

         - Provide a selection of specialized semiconductor products within each networking function;

         - Provide a selection of products that address multiple networking functions; and

         - Develop or acquire new technologies and products in anticipation of our customers' needs.

         Our products perform both common and very complex networking functions required by internet infrastructure equipment. We design our products for a wide variety of networking equipment types, including Wide Area Network, or WAN, access equipment, WAN transmission and switching equipment and Local Area Network, or LAN, equipment.

         We sell our products directly and through distributors, independent manufacturers' representatives and manufacturing subcontractors.

         Our principal offices are located at 3975 Freedom Circle, Santa Clara, California 95054. Our telephone number at this location is (408) 988-8276.


                                  THE OFFERING

Securities offered......      $275,000,000  aggregate  principal amount of 3.75%
                              Convertible  Subordinated  Notes  due  August  15,
                              2006, and shares of common stock issuable upon conversion of the notes.

Interest................      We will pay  interest on February 15 and August 15
                              of each year.

Conversion..............      You may  convert  the  notes  into  shares  of our
                              common  stock  at a  conversion  rate  of  23.5660
                              shares of common stock per $1,000 principal amount of notes. This is equivalent to a conversion price of approximately $42.43 per share. The conversion rate is subject to adjustment.

                              You may convert your notes at any time before maturity unless your note is called for redemption or repurchase, in which case your right to convert your notes will terminate on the date immediately before the date fixed for redemption or repurchase.

Subordination...........      The notes are junior to our senior debt  currently
                              outstanding  or incurred in the future.  The notes
                              are also effectively junior in right of payment to
                              the liabilities of our subsidiaries. As of October
                              28,  2001,  the total  amount  of our  outstanding
                              senior debt was approximately  $5.25 million,  and
                              the  total  amount  of  the   liabilities  of  our
                              subsidiaries  was  approximately   $113.4  million
                              (excluding    intercompany    liabilities).    The
                              indenture  under  which the notes were issued does
                              not restrict the  incurrence  of senior debt by us
                              or  the  incurrence  of  other   indebtedness   or
                              liabilities by us or any of our subsidiaries.

Provisional redemption..      We may  redeem  all or  some of the  notes  before
                              August 19, 2004 if the closing price of our common
                              stock has exceeded 150% of the conversion price of
                              the  notes  for at  least 20  trading  days in any
                              consecutive  30-day  trading  period ending on the
                              trading  day  before  the date of  mailing  of the
                              provisional   redemption  notice.  The  redemption
                              price  will be equal to the  principal  amount  of
                              notes  to be  redeemed  plus  accrued  and  unpaid
                              interest, if any, to the date of redemption.  Upon
                              any  provisional  redemption,   we  will  make  an
                              additional payment in cash or in our common stock or a combination of cash and common stock with respect to the notes called for redemption in an amount equal to $113.4375 per $1,000 principal amount of notes, less the amount of any interest paid on the note. We will be obligated to make this additional payment on all notes called for provisional redemption, whether or not converted after the notice date.

Non-provisional redemption..  We may redeem all or some of the notes on or after
                              August 19, 2004, at the redemption prices set forth in this prospectus.

Repurchase  at option of      If we undergo a change in control, you may require
holders  upon a  change       us to repurchase some or all of your notes. We may
in control..............      pay the  repurchase  price in cash or in shares of
                              our common stock.  If we pay the repurchase  price
                              in common  stock,  the common stock will be valued
                              at 95% of its  value  and the  shelf  registration
                              statement   covering  our  common  stock  must  be
                              effective.

Use of proceeds.........      We will not receive any of the  proceeds  from the
                              sale by any selling securityholder of the notes or
                              the  underlying  common stock into which the notes
                              may be  converted.  We  received  net  proceeds of
                              approximately  $267  million  when  we  originally
                              issued  the notes in August of 2001.  We  invested
                              these  proceeds  in  investment  grade (A grade or
                              higher)    interest-bearing     securities    with
                              equivalent or shorter  maturities  than our notes.
                              The net proceeds remain available for working capital and other general corporate purposes.

Events of default.......      You  may  be  able  to   require  us  to  pay  all
                              outstanding amounts due under the notes if:


                              -  we fail to pay principal on the notes;

                              -  we fail to pay any interest for 30 days;

                              - we fail to adequately notify you of a change in control;

                              - we fail to perform any other obligation in the indenture and that failure continues for 60 days after adequate notice;

                              - we default on our other debt in excess of $40 million for 30 days; and

                              -  events    of    bankruptcy,    insolvency    or
                                 reorganization with respect to us or any of our significant subsidiaries.

PORTAL trading of notes; The notes are eligible for trading on The Listing of common stock. PortalSM Market. The common stock is quoted on the  Nasdaq  National  Market  under  the  symbol
                               "PMCS".



                                  Risk Factors

         You should read the "Risk Factors" section, beginning on page 7 of this prospectus, in conjunction with the risk factors contained in documents incorporated by reference in this prospectus, so that you understand the risks associated with an investment in the notes and the underlying shares of common stock.

                       Ratio of Earnings to Fixed Charges

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                        Nine Months Ended             Fiscal Year Ended
                         September 30(1)                December 31(2)
                        -----------------   ------------------------------------
                          2001    2000      2000    1999    1998    1997    1996
                          ----    ----      ----    ----    ----    ----    ----
Ratio of earnings
to fixed charges......      -     41.8x     50.9x   45.3x   1.6x    19.2x     -

---------------
(1) Our third quarter of 2001 and 2000 ended on September 30 and September 24, respectively. The reference to September 30 has been used as the fiscal quarter end for ease of presentation.

(2) Our fiscal year ends on the last Sunday of the calendar year. The reference to December 31 has been used as the fiscal year end for ease of presentation.

         For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense that we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $337.9 million for the nine months ended September 30, 2001 and by $42.7 million for the year ended December 31, 1996.


                                  RISK FACTORS

         In addition to the other information contained or incorporated by reference in this prospectus, you should carefully consider the following risk factors in evaluating an investment in the notes and the common stock issuable upon conversion of the notes. Our reports filed with the Commission (which are incorporated by reference into this prospectus), such as our annual report on Form 10-K and our quarterly reports on Form 10-Q, contain risk factors pertaining to our business and our results of operations and financial condition. These risk factors are commonly found in our reports under the heading "Factors That You Should Consider Before Investing in PMC-Sierra". The risk factors provided below relate specifically to the holders of notes and should be read together with the risk factors in our reports filed with the Commission.

         This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained or incorporated by reference in this prospectus other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any statements of the plans and objectives for future operations and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue", or the negative thereof or other comparable terminology. Our actual results could differ materially from these projected or assumed in these forward-looking statements because of risks and uncertainties, including risks and uncertainties described in the risk factors below and elsewhere in this prospectus. We assume no obligation to update any such forward-looking statement or reason why actual results might differ.

We have significantly increased our leverage as a result of the sale of the notes.

         In connection with the sale of the notes, we incurred $275.0 million of indebtedness. As a result of this indebtedness, our principal and interest payment obligations will increase substantially. The degree to which we are leveraged could materially and adversely affect our ability to obtain financing for working capital, acquisitions or other purposes and could make us more vulnerable to industry downturns and competitive pressures. Our ability to meet our debt service obligations will be dependent upon our future performance, which will be subject to financial, business and other factors affecting our operations, many of which are beyond our control.

The notes rank below our senior debt and liabilities of our subsidiaries, and we may be unable to repay our obligations under the notes.

         The notes are unsecured and subordinated in right of payment to all of our senior debt, as defined in this prospectus, including senior debt we may incur in the future. Because the notes are subordinate to senior debt, in the event of (1) our bankruptcy, liquidation, reorganization or similar event, (2) acceleration of the notes due to an event of default under the indenture, (3) other events involving the winding up of us, or (4) any assignment for the benefit of creditors or the marshalling of our assets or liabilities or other similar events, we will make payments on the notes only after we have satisfied all of our senior debt obligations. We may not have sufficient assets remaining to pay amounts on any or all of the notes.

         In addition, our right to receive assets of any subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subject to the satisfaction of claims of the subsidiaries' creditors. Consequently, the notes will be subordinate to all liabilities, including trade payables, of any of our subsidiaries and any subsidiaries that we may in the future acquire or establish. Substantially all of our business is currently conducted through our subsidiaries, and we expect this to continue. As a result, we expect the notes to be junior to substantially all of our future liabilities.

         The notes are our obligations exclusively. The indenture for the notes does not limit our ability to incur senior debt, or our ability or that of any of our presently existing or future subsidiaries, to incur other indebtedness and other liabilities. We may have difficulty paying our obligations under the notes if we, or any of our subsidiaries, incur additional indebtedness or liabilities. As of October 28, 2001, we had approximately $5.25 million of senior debt outstanding and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $113.4 million (excluding intercompany liabilities). We and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the notes. We expect that a majority of our future liabilities will be either senior debt or debt of our subsidiaries.

We may be unable to repay or repurchase the notes.

         At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, if a change in control occurs, each holder of the notes may require that we repurchase all or a portion of that holder's notes. We cannot assure you that we will have sufficient funds or will be able to arrange for additional financing to pay the principal amount or repurchase price due. Under the terms of the indenture for the notes, we may elect, subject to the conditions specified in the indenture, to pay the repurchase price with shares of common stock. Any future borrowing arrangements or agreements relating to senior debt to which we become a party may contain restrictions on, or prohibitions against, our repayment or repurchase of the notes. In the event that the maturity date or "change in control" occurs at a time when we are prohibited from repaying or repurchasing the notes, we could attempt to obtain the consent of the lenders under those arrangements to purchase the notes or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repay or repurchase the notes. In that case, our failure to repay the notes at maturity or repurchase any tendered notes would constitute an event of default under the indenture. Any such default, in turn, may cause a default under the terms of our senior debt. As a result, in such circumstances, the subordination provisions of the indenture would, absent a waiver, prohibit the repayment or repurchase of the notes until we pay the senior debt in full.

Our stock price has been volatile and our stock price and the price of the notes may fluctuate in the future.

         In the past, our common stock price has fluctuated significantly. This could continue as we or our competitors announce new products, our customers' results fluctuate, conditions in the networking or semiconductor industry change or investors change their sentiment toward technology stocks.

         In addition, fluctuations in our stock price and our price-to-earnings multiple may have made our stock attractive to momentum, hedge or day-trading investors who often shift funds into and out of stocks rapidly, exacerbating price fluctuations in either direction particularly when viewed on a quarterly basis.

There may be no public market for the notes and it may be difficult for you to gain price quotation information.

         There is no established public trading market for the notes. At the time of the original issuance of the notes in August 2001 to Goldman, Sachs & Co., they advised us that as initial purchaser of the notes they intended to make a market in the notes. However, as initial purchaser they are not obligated to do so and may discontinue their market-making activities at any time without notice. Consequently, we cannot ensure that any market for the notes will develop, or if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price of the notes could be materially and adversely affected. While resales of notes that are restricted are eligible for trading in the Portal Market, we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Because access to price quotations on the Portal Market is restricted, it may be difficult for you to gain access to such information. Even if you are able to get price quotation information from the Portal Market, knowledge of the price range on sales of the restricted note may not be helpful for you in making an investment decision on the registered notes.

Your ability to require us to repurchase your notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

         The definition of a change in control under the indenture includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of a conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain. If we sold a portion of our assets in the future, it is uncertain what valuation method a court would use and the threshold a court would apply to determine whether or not such sale would be a sale of all or substantially all of our assets. Therefore, upon such sale you may be uncertain as to whether you could exercise your option to have us repurchase your notes. If we were not required to repurchase your notes, you would have to continue to hold the notes (or sell them in the open market) even though the value of the company (and the value of the notes) may have decreased as a result of the sale of the assets. As a result, you may receive substantially less than if you had been able to require us to repurchase your notes if a change in control had occurred.

Securities we issue to fund our operations could dilute your ownership.

         We may decide to raise additional funds through public or private debt or equity financing to fund our operations. If we raise funds by issuing equity securities, the percentage ownership of current stockholders will be reduced and the new equity securities may have rights prior to those of the common stock issuable upon conversion of the notes. We may not obtain sufficient financing on terms that are favorable to you or us. We may delay, limit or eliminate some or all of our proposed operations if adequate funds are not available.

Provisions in our charter documents and Delaware law and our adoption of a stockholder rights plan may delay or prevent acquisition of us, which could decrease the value of our common stock and, therefore, of the notes.

         Our certificate of incorporation and bylaws and Delaware law contain provisions that could make it harder for a third party to acquire us without the consent of our board of directors. Delaware law also imposes some restrictions on mergers and other business combinations between us and any holder of 15% or more of our outstanding common stock. In addition, our board of directors has the right to issue preferred stock without stockholder approval, which could be used to dilute the stock ownership of a potential hostile acquirer. Although we believe these provisions of our certificate of incorporation and bylaws and Delaware law and our stockholder rights plan will provide for an opportunity to receive a higher bid by requiring potential acquirers to negotiate with our board of directors, these provisions apply even if the offer may be considered beneficial by some stockholders.

         Our board of directors adopted a stockholder rights plan, pursuant to which we declared and paid a dividend of one right for each share of common stock held by stockholders of record as of May 25, 2001. Unless redeemed by us prior to the time the rights are exercised, upon the occurrence of certain events, the rights will entitle the holders to receive upon exercise thereof shares of our preferred stock, or shares of an acquiring entity, having a value equal to twice the then-current exercise price of the right. The issuance of the rights could have the effect of delaying or preventing a change in control of us.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by any selling securityholder of the notes or the underlying common stock issuable upon conversion of the notes. We received net proceeds of approximately $267 million when we originally issued the notes in August of 2001. We invested these proceeds in investment grade (A grade or higher) interest-bearing securities with equivalent or shorter maturities than our notes. The net proceeds remain available for working capital and other general corporate purposes.


                       RATIO OF EARNINGS TO FIXED CHARGES

         The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                        Nine Months Ended             Fiscal Year Ended
                         September 30(1)                December 31(2)
                        -----------------   ------------------------------------
                          2001    2000      2000    1999    1998    1997    1996
                          ----    ----      ----    ----    ----    ----    ----
Ratio of earnings
to fixed charges......      -     41.8x     50.9x   45.3x   1.6x    19.2x     -

-----------------------

(1) Our third quarter of 2001 and 2000 ended on September 30 and September 24, respectively. The reference to September 30 has been used as the fiscal quarter end for ease of presentation.

(2) Our fiscal year ends on the last Sunday of the calendar year. The reference to December 31 has been used as the fiscal year end for ease of presentation.

         For the purposes of computing the ratio of earnings to fixed charges, earnings consist of income (loss) before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and that portion of rental expense that we believe to be representative of interest. Earnings, as defined, were not sufficient to cover fixed charges by $337.9 million for the nine months ended September 30, 2001 and by $42.7 million for the year ended December 31, 1996.


                              DESCRIPTION OF NOTES

         The notes were issued under an indenture between us and State Street Bank and Trust Company of California, N.A., as trustee. Because this section is a summary, it does not describe every aspect of the notes and the indenture. The following summaries of some of the provisions of the indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the detailed provision of the notes and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it defines your rights as a holder of the notes.

General

         The notes are general, unsecured obligations of PMC-Sierra, Inc. The notes are subordinated, which means that they rank behind some of our indebtedness as described below. The notes are limited to $275,000,000 aggregate principal amount. We are required to repay the principal amount of the notes in full on August 15, 2006, unless we have previously redeemed or repurchased them. The notes are not listed on any securities exchange or included in any automated system. The notes are eligible for trading in The Portal Market.

         The notes bear interest at 3.75% per annum from the date of original issuance, August 6, 2001. We will pay interest on the notes on February 15 and August 15 of each year, commencing on February 15, 2002. Interest for the period from August 6, 2001 to February 15, 2002 will be $19.6875 per $1,000 principal amount of notes.

         You may convert the notes into shares of our common stock at any time before the close of business on August 15, 2006. Holders of notes called for redemption or submitted for repurchase will be entitled to convert the notes through the business day immediately before the date fixed for redemption or repurchase. The conversion rate may be adjusted as described under the heading "Conversion Rights."

         We may redeem all or some of the notes before August 19, 2004 if the closing price of our common stock has exceeded 150% of the conversion price of the notes for at least 20 trading days in any consecutive 30-day trading period ending on the trading day before the date of mailing of the provisional redemption notice. The redemption price will be equal to the principal amount of notes to be redeemed plus accrued and unpaid interest, if any, to the date of redemption. Upon any provisional redemption, we will make an additional payment in cash or in our common stock or a combination of cash and common stock with respect to the notes called for redemption in an amount equal to $113.4375 per $1,000 principal amount of notes, less the amount of any interest paid on the note. We will be obligated to make this additional payment on all notes called for provisional redemption, whether or not converted after the notice date. We may redeem all or some of the notes on or after August 19, 2004, at the redemption prices set forth under the subheading "Non-Provisional Redemption" below.

Form, Denomination, Transfer, Exchange, DTC Procedures and Payment

         Form and Denomination of Notes

         The notes are issued:

         -  only in fully registered form;

         -  without interest coupons; and

         -  in denominations of $1,000 and greater multiples.

         The notes are currently evidenced by one global note, deposited with the trustee as custodian for the Depositary Trust Company, or DTC, and registered in the name of Cede & Co., or Cede, as the nominee of DTC.

         Transfer Restrictions

         The global note and any notes issued in exchange for the global note will be subject to restrictions on transfer and will bear a legend regarding those restrictions. Except as set forth under the heading "Exchange of Global Note" below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

         Exchange of Global Note

         The global note will not be registered in the name of any person, or exchanged for notes that are registered in the name of any person, other than DTC or its nominee unless either of the following occurs:

         - DTC notifies us that it is unwilling, unable or no longer qualified to continue acting as the depositary for the global note; or

         - an event of default with respect to the notes represented by the global note has occurred and is continuing.

In those circumstances, DTC will determine in whose names any securities issued in exchange for the global note will be registered.

         DTC Procedures

         DTC or its nominee will be considered the owner and holder of the global note for all purposes, and as a result:

         - you cannot have notes registered in your name if they are represented by the global note;

         - you cannot receive physical certificated notes in exchange for your beneficial interest in the global notes;

         - you will not be considered to be the owner or holder of the global note or any note it represents for any purpose; and

         - all payments on the global note will be made to DTC or its nominee.

         The laws of some jurisdictions require that certain kinds of purchasers, such as insurance companies, can only own securities in definitive certificated form. These laws may limit your ability to transfer your beneficial interests in the global note to these types of purchasers.

         Only institutions, such as a securities broker or dealer, that have accounts with DTC or its nominee (called participants) and persons that may hold beneficial interests through participants can own a beneficial interest in the global note. The only place where the ownership of beneficial interests in the global note will appear and the only way the transfer of those interests can be made will be on the records kept by DTC (for their participants' interests) and the records kept by those participants (for interests of persons held by participants  on  their  behalf).  Please  be  advised  that  if you  are not an institution, or a person that may hold beneficial interests through a participant, you will not be able to trade the notes through DTC or obtain a beneficial interest in the global notes.

         Secondary trading in bonds and notes of corporate issuers is generally settled in clearinghouse (that is, next-day) funds. In contrast, beneficial interests in a global note usually trade in DTC's same-day funds settlement system, and settle in immediately available funds. As a result, purchasers of notes are required to provide adequate funds to the seller of the notes on the day of the transaction. It is possible that some prospective purchasers may not be able to provide same-day funds to a prospective seller, thus, preventing the consummation of the transaction. We make no representations as to the effect that settlement in immediately available funds will have on trading activity in those beneficial interests.

         We will send any redemption notices to Cede. We understand that if less than all the notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant to be redeemed.

         We also understand that neither DTC nor Cede will consent or vote with respect to the notes. We have been advised that under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

         Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, the ability of a person having a beneficial interest in the principal amount represented by the global note to pledge the interest to persons or entities that do not participate in the DTC book-entry system, or otherwise take actions in respect of that interest, may be affected by the lack of a physical certificate evidencing its interest.

         DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange) only at the direction of one or more participants to whose account with DTC interests in the global note are credited and only in respect of such portion of the principal amount of the notes represented by the global note as to which such participant or participants has or have given such direction.

         DTC has also advised us as follows:

         - DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the Uniform Commercial Code, as amended, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act;

         - participants  include  securities  brokers and dealers,  banks, trust
           companies   and   clearing-corporations   and   may   include   other
           organizations; and

         - indirect access to the DTC System is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

         The policies and procedures of DTC, which may change, will apply to payments, transfers, exchanges and other matters relating to beneficial interests in the global note. We and the trustee have no responsibility or liability for any aspect of DTC's or any participants' records relating to beneficial interests in the global note, including for payments made on the global note. Further, we and the trustee are not responsible for maintaining, supervising or reviewing any of those records.

         Payment

         We will make cash payments only on the global note to Cede. We will make these payments by wire transfer of immediately available funds on each payment date. Payments on any global note will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the indenture.

         We have been informed that DTC's practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the notes represented by the global note as shown on DTC's records, unless DTC has reason to believe that it will not receive payment on that payment date. Payments by participants to owners of beneficial interests in notes represented by the global note held through participants will be the responsibility of those participants, as is now the case with securities held for the accounts of customers registered in street name.

         We will make all payments of principal and interest on registered notes by dollar check drawn on an account maintained at a bank in The City of New York. If you hold registered notes with a face value greater than $2,000,000, at your request, we will make payments of principal or interest to you by wire transfer to an account maintained by you at a bank in The City of New York. If you hold registered notes with a face value in excess of $2,000,000 and you would like to receive payments by wire transfer, you will be required to provide the trustee with wire transfer instructions at least 15 days prior to the relevant payment date. Payment of any interest on the notes will be made to the person in whose name the note, or any predecessor note, is registered at the close of business on February 1 or August 1, whether or not a business day, immediately preceding the relevant interest payment date, we call this date a regular record date.

         Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including any global note, are registered as the owners for the purpose of receiving payments and for all other purposes. Consequently, neither we, the trustee nor any of our agents or the trustee's agents has or will have any responsibility or liability for:

         - any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global note, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global note; or

         - any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

         We will not be required to make any payment on the notes due on any day which is not a business day until the next succeeding business day. The payment made on the next succeeding business day will be treated as though it were paid on the original due date and no interest will accrue on the payment for the additional period of time.

Conversion Rights

         You may convert any portion of the principal amount of any note into shares of our common stock at any time on or prior to the close of business on August 15, 2006, unless the notes have been previously redeemed or repurchased. Any partial conversion must be made in integral multiples of $1,000. The initial conversion rate equals 23.5660 shares per $1,000 principal amount of notes. The conversion rate is equal to a conversion price of approximately $42.43 per share. Your right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the business day immediately before the redemption date or repurchase date for that note. If we default in making the payment due upon redemption or repurchase then you may convert the note until we actually make the required payment.

         You may convert all or part of any note by delivering the note to the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a signed and completed conversion notice. You may obtain a copy of the conversion notice from the trustee. The conversion date will be the date on which the note and the duly signed and completed conversion notice are received by the trustee.

         We will issue and deliver to the trustee, as promptly as practicable, certificates for the number of full shares of our common stock issuable upon conversion, together with payment in lieu of any fraction of a share. The certificates will be sent by the trustee to the conversion agent for delivery to the holder. The shares of our common stock issuable upon conversion of the notes will be fully paid and nonassessable and will rank equally with the other shares of our common stock.

         If you surrender a note for conversion on a date that is not an interest payment date, you will not be entitled to receive any interest for the period from the next preceding interest payment date to the conversion date, except as described below in this paragraph. Any note surrendered for conversion during the period from the close of business on any regular record date to the opening of business on the next succeeding interest payment date (except notes, or portions thereof, called for redemption (except pursuant to a call for provisional redemption) on a redemption date or to be repurchased on a repurchase date for which the right to convert would terminate during such period) must be accompanied by payment of an amount equal to the interest payable on such interest payment date on the principal amount of notes being surrendered for conversion. In the case of any note that has been converted after any regular record date but before the next succeeding interest payment date, interest payable on such interest payment date shall be payable on such interest payment date notwithstanding such conversion, and such interest shall be paid to the holder of such note on such regular record date.

         No other payment or adjustment for interest, or for any dividends in respect of our common stock, will be made by us following the conversion of your notes. We will not issue fractional shares upon conversion. Instead, we will pay an equivalent value in cash based on the market price of our common stock at the close of business on the conversion date.

         The conversion rate is subject to adjustment for, among other things:

         - dividends and other distributions payable in our common stock on shares of our capital stock;

         - the issuance to all holders of our common stock of rights, options or warrants entitling them to subscribe for or purchase our common stock at less than the then current market price of such common stock as of the record date for stockholders entitled to receive such rights, options or warrants;

         - subdivisions, combinations and reclassifications of our common stock;

         - distributions to all holders of our common stock of evidences of our indebtedness, shares of capital stock, cash or assets, including securities, but excluding:

              - those dividends,  rights,  options,  warrants and  distributions referred to above;

              - dividends and distributions paid exclusively in cash; and

              - distributions upon mergers or consolidations discussed below;

         - distributions consisting exclusively of cash, excluding any cash portion of distributions referred to immediately above, or cash distributed upon a merger or consolidation to which the next succeeding bullet point applies, to all holders of our common stock in an aggregate amount that, combined together with:

              - other all-cash  distributions  made within the preceding 365-day period in respect of which no adjustment has been made; and

              - any cash and, for payments made in any consideration  other than cash, the fair market value of such consideration, each payable in connection with any tender offer by us or any of our subsidiaries for our common stock concluded within the preceding 365-day period in respect of which no adjustment has been made, exceeds 10% of our market capitalization, being the product of the current market price per share of the common stock on the record date for such distribution and the number of shares of common stock then outstanding; and

         - the successful completion of a tender offer made by us or any of our subsidiaries for our common stock which involves an aggregate consideration that, together with:

              - any cash and other consideration payable in a tender offer by us or any of our subsidiaries for our common stock expiring within the 365-day period preceding the expiration of that tender offer in respect of which no adjustment has been made; and

              - the aggregate amount of all cash distributions referred to above to all holders of our common stock within the 365-day period preceding the expiration of that tender offer in respect of which no adjustments have been made, exceeds 10% of our market capitalization on the expiration of such tender offer.

         We have issued rights to the holders of our common stock pursuant to the stockholder rights plan described under the heading "Description of Capital Stock." If any holder converts notes prior to the rights trading separately from the common stock, which we call a separation event, the holder will be entitled to receive rights in addition to the common stock. Following the occurrence of a separation event, holders will only receive common stock upon a conversion of any notes without the right. Instead, upon the occurrence of the separation event, the conversion ratio will be adjusted. If such an adjustment is made and the rights are later redeemed, invalidated or terminated, then a reversing adjustment will be made.

         We reserve the right to effect any increases in the conversion rate, in addition to the required adjustments, that we consider to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. We will not be required to make any adjustment to the conversion rate until the cumulative adjustments amount to 1.0% or more of the conversion rate. We will compute all adjustments to the conversion rate and will give notice by mail to holders of the registered notes of any adjustments.

         In the event that we consolidate or merge with or into another entity or another entity is merged into us, or if we sell or transfer all or substantially all of our assets, each note then outstanding will become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which the notes were convertible immediately prior to the consolidation or merger or sale or transfer. The preceding sentence will not apply to a merger or sale of all or substantially all of our assets that does not result in any reclassification, conversion, exchange or cancellation of the common stock.

         We may increase the conversion rate for any period of at least 20 days if our board of directors determines that the increase would be in our best interest. The board of directors' determination in this regard will be conclusive. We will give holders of notes at least 15 days' notice of such an increase in the conversion rate. Any increase, however, will not be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event that otherwise would be a change in control as defined below.

Subordination

         The notes are subordinated and, as a result, the payment of any amounts due on the notes is subordinated to the prior payment in full, in cash or other payment satisfactory to holders of our senior debt to the extent provided in the indenture. The notes are also effectively subordinated to any debt or other liabilities of our subsidiaries. As of October 28, 2001, we had approximately $5.25 million of senior debt and the aggregate amount of liabilities of our subsidiaries was approximately $113.4 million (excluding intercompany liabilities).

         We may not make any payment on the notes, if:

         - we are in default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any applicable grace period that we may have to make these payments; or

         - any other default occurs and is continuing on any designated senior debt; and

              - the default permits the holders of the designated senior debt to accelerate its maturity; and

              - the trustee has received a payment  blockage notice from us, the holder of such debt or such other person permitted to give such notice under the indenture.

         If payments of the notes have been blocked by a payment default on senior debt, payments on the notes may resume when the payment default has been cured or waived or ceases to exist.

         If payments on the notes have been blocked by a nonpayment default on designated senior debt, payments on the notes may resume on the earlier of:

         - the date the nonpayment default is cured or waived or ceases to exist; or

         - 179 days after the payment blockage notice is received by the trustee.

         No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the notes by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice unless and until both of the following are satisfied:

         - 365 days have elapsed since the initial effectiveness of the immediately prior payment blockage notice; and

         - all scheduled payments of principal, any premium and interest with respect to the notes that have come due have been paid in full in cash.

         In addition, all amounts due on all senior debt must be paid in full in cash before you are entitled to receive any payment otherwise due upon:

         - any acceleration of the principal on the notes as a result of an event of default of the notes; or

         - any payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings.

         If we become insolvent, creditors who are holders of senior debt are likely to recover more, ratably, than you because of this subordination. The subordination may result in a complete or partial loss of payments due to you on the notes.

         In addition, the notes are effectively subordinated to all liabilities of our subsidiaries, including trade payables and lease obligations. This occurs because our right to receive any assets of our subsidiaries upon their liquidation or reorganization, and your right to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary. If we are recognized as a creditor of that subsidiary, our claims would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to us.

         The indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any other liabilities.

Optional Redemption by PMC

         Provisional Redemption

         We may redeem any portion of the notes at any time prior to August 19, 2004 upon at least 30 and not more than 60 days' notice by mail to the holders of the notes, at a redemption price equal to 100% of the principal amount of the notes to be redeemed per note plus accrued and unpaid interest to the redemption date if the closing price of our common stock has exceeded 150% of the conversion price for at least 20 trading days in any consecutive 30-day trading period ending on the trading day prior to the mailing of the notice of redemption.

         If we redeem the notes under these circumstances, we will make an additional payment, which we call a make-whole payment, on the redeemed notes equal to $113.4375 per $1,000 of notes, minus the amount of any interest actually paid or accrued and unpaid on the note prior to the redemption date. We must make this make-whole payment on all notes called for redemption, including notes converted after the date we mail the notice of provisional redemption. The make-whole payment for notes converted shall not be reduced by accrued and unpaid interest. We may make this make-whole payment, at our option, in either cash or our common stock or a combination of cash and our common stock. We will specify the type of consideration for the make whole payment in the redemption notice.

         Payments made in our common stock will be valued at 95% of the average of the closing sales prices of our common stock for the five consecutive trading days ending on the day prior to the redemption date.

         Non-Provisional Redemption

         On or after August 19, 2004, we may redeem the notes in whole or in part, at the prices set forth in the table below. If we elect to redeem any of the notes, we will give you at least 30, but no more than 60, days' notice.

         The redemption price, expressed as a percentage of principal amount redeemed, is as follows for the following periods:
                                                                      Redemption
                        Period                                          Price
____________________________________________________________________  __________

Beginning on August 19, 2004 and ending on August 14, 2005..........    101.50%

Beginning on August 15, 2005 and ending on August 14, 2006..........    100.75%


and thereafter will be 100% of the principal amount. In each case, we will also pay interest to, but excluding, the redemption date to the holder of any redeemed note that is not converted.

         No sinking fund is provided for the notes, which means that the indenture does not require us to redeem or retire the notes periodically.

Repurchase at Option of Holders Upon a Change In Control

         If a change in control occurs, you will have the right, at your option, to require us to repurchase all or part of your notes, unless we have previously called them for redemption. Any partial redemption may only be made in integral multiples of $1,000 in principal amounts. The price we are required to pay is 100% of the principal amount of the notes to be repurchased, together with interest accrued but unpaid up to the repurchase date.

         At our option, instead of paying the repurchase price in cash, we may pay the repurchase price in our common stock valued at 95% of the average of the closing prices of our common stock for the five trading days immediately preceding and including the third trading day prior to the repurchase date. We may only pay the repurchase price in our common stock if we satisfy the conditions provided in the indenture.

         Within 30 days after the occurrence of a change in control, we are obligated to give to you notice of the change in control and of the repurchase right arising as a result of the change of control. We must also deliver a copy of this notice to the trustee. To exercise the repurchase right, you must deliver on or before the 30th day after the date of our notice irrevocable written notice to the trustee of your exercise of your repurchase right, together with the notes with respect to which the right is being exercised. We are required to repurchase the notes on the date that is 45 days after the date of our notice.

         The rules and regulations promulgated under the Exchange Act requires the dissemination of prescribed information to securityholders in the event of an issuer tender offer and may apply if we are required to make an offer to repurchase the notes. We will comply with this rule to the extent it applies at that time.

         We may, to the extent permitted by applicable law, purchase notes in the open market, by tender or by private agreement. Any note that we purchase may, to the extent permitted by applicable law and subject to restrictions contained in the purchase agreement with the underwriters, be re-issued or resold or may, at our option, be surrendered to the trustee for cancellation. Any notes surrendered for cancellation may not be re-issued or resold and will be canceled promptly.

         The definition of change in control includes a phrase relating to the conveyance, transfer, sale, lease or disposition of all or substantially all of our assets. There is no precise, established definition of the phrase "substantially all" under applicable law. Accordingly, your ability to require us to repurchase your notes as a result of conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain. The foregoing provisions would not necessarily provide you with any protection if we are involved in a highly leveraged or other transaction that may adversely affect you.

         Our ability to repurchase notes upon the occurrence of a change in control is subject to important limitations. Some of the events constituting a change in control could result in an event of default under our senior debt. Moreover, a change in control could cause an event of default under, or be prohibited or limited by, the terms of our senior debt. As a result, unless we were to obtain a waiver, a repurchase of the notes in cash could be prohibited under the subordination provisions of the indenture until the senior debt is paid in full. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to repurchase any of the notes for cash. If we fail to repurchase the notes when required following a change in control, an event of default under the indenture would occur, whether or not the repurchase is permitted by the subordination provisions of the indenture. Any such default may, in turn, cause a default under our senior debt. A description of the subordination provisions is described under the heading "Subordination" above.

Mergers and Sales of Assets by PMC

         We may not consolidate with or merge into any other entity or convey, transfer, sell or lease our properties and assets substantially as an entirety to any entity other than to one or more of our subsidiaries, and we may not permit any entity to consolidate with or merge into us or convey, transfer, sell or lease such entity's properties and assets substantially as an entirety to us unless:

         - the entity formed by such consolidation or into or with which, we are merged or the entity to which our properties and assets are so conveyed, transferred, sold or leased, shall be a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State within the United States or the District of Columbia and, if we are not the surviving entity, the surviving entity assumes the payment of the principal of, premium, if any, and interest on the notes and the performance of our other covenants under the indenture; and

         - immediately after giving effect to the transaction, no event of default, and no event that, after notice or lapse of time or both, would become an event of default, will have occurred and be continuing.

Events of Default

         The following are events of default under the indenture:

         - we fail to pay principal of or premium, if any, on any note when due, whether or not prohibited by the subordination provisions of the indenture;

         - we fail to pay any interest, including any liquidated damages, on any note when due, which failure continues for 30 days, whether or not prohibited by the subordination provisions of the indenture;

         - we fail to provide notice of a change in control, whether or not such
           notice  is  prohibited  by  the   subordination   provisions  of  the
           indenture;

         - we fail to perform any other covenant in the indenture, which failure continues for 60 days following notice as provided in the indenture;

         - any indebtedness under any bonds, debentures, notes or other evidences of indebtedness for money borrowed, or any guarantee thereof, by us or any of our significant subsidiaries, in an aggregate principal amount in excess of $40 million is not paid when due either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the indenture; and

         - certain events of bankruptcy, insolvency or reorganization involving us or any of our significant subsidiaries.

         Subject to the provisions of the indenture relating to the duties of the trustee in case an event of default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holder, unless the holder shall have offered reasonable indemnity to the trustee. Subject to providing indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

         If an event of default other than an event of default arising from events of insolvency, bankruptcy or reorganization occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may, subject to the subordination provisions of the indenture, accelerate the maturity of all notes. However, after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may rescind and annul the acceleration if we have paid or deposited with the trustee a sum sufficient to pay outstanding amounts due, all events of default, other than the non-payment of principal of the notes that have become due solely by such declaration of acceleration, have been cured or waived as provided in the indenture, and such rescission or annulment does not conflict with a previous judgment. If an event of default arising from events of insolvency, bankruptcy or reorganization occurs, then the principal of, and accrued interest on, all the notes will automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, read the disclosure under the heading "Meetings, Modification and Waiver" below.

         We are required to furnish to the trustee annually a statement as to our performance of certain of our obligations under the indenture and as to any default in such performance.

Limitation on Suits

         You do not have any right to institute any proceeding with respect to the indenture, or for any remedy under the indenture, unless:

         - you give the trustee written notice of a continuing event of default;

         - the holders of at least 25% in aggregate principal amount of the outstanding notes have made written request and offered reasonable indemnity to the trustee to institute proceedings;

         - the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with the written request; and

        - the trustee shall have failed to institute such proceeding within 60 days of the written request.

         However, these limitations do not apply to a suit instituted by you for the enforcement of payment of the principal of, premium, if any, or interest, including liquidated damages, on your note on or after the respective due dates expressed in your note or your right to convert your note in accordance with the indenture.

Meetings, Modification and Waiver

         The indenture contains provisions for convening meetings of the holders of notes to consider matters affecting their interests.

         We and the trustee may make limited modifications to the indenture without the necessity of obtaining the consent of the holders of the notes.

         Other modifications and amendments of the indenture may be made, compliance by us with certain restrictive provisions of the indenture may be waived and any past defaults by us under the indenture (except a default in the payment of principal, premium, if any, or interest) may be waived, either:

         - with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding; or


         - by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66-2/3% in aggregate principal amount of the notes represented at such meeting.

         The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

         However, a modification or amendment requires the consent of the holder of each outstanding note affected if it would:

         - change the stated  maturity of the principal or interest of a note;

         - reduce the principal amount of, or any premium or interest on, any note;

         - reduce the amount payable upon a redemption or mandatory repurchase;

         - modify the provisions with respect to the repurchase rights of holders of notes in a manner adverse to the holders;

         - modify our right to redeem the notes in a manner adverse to the holders;

         - change the place or currency of payment on a note;

         - impair the right to institute suit for the enforcement of any payment on any note;

         - modify our  obligation  to  maintain  an office or agency in New York
           City;

         - modify the subordination provisions in a manner that is adverse to the holders of the notes;

         - adversely affect the right to convert the notes other than a modification or amendment required by the terms of the indenture;

         - modify our obligation to deliver information required under Rule 144A to permit resales of the notes and common stock issued upon conversion of the notes if we cease to be subject to the reporting requirements under the Exchange Act;

         - reduce the above-stated percentage of the principal amount of the holders whose consent is needed to modify or amend the indenture;

         - reduce the percentage of the principal amount of the holders whose consent is needed to waive compliance with some of the provisions of the indenture or to waive defaults related to payments under the indenture; or

         - reduce the percentage required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted.

Notices

         Notice to holders of the registered notes will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

         Notice of a redemption of notes will be given not less than 30 nor more than 60 days prior to the redemption date and will specify the redemption date. A notice of redemption of the notes will be irrevocable.

Replacement of Notes

         We will replace any note that becomes mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the note before a replacement note will be issued.

Payment of Stamp and Other Taxes

         We will pay all stamp and other duties, if any, that may be imposed by the United States or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes or of shares of stock upon conversion of the notes. We are not required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.

         You will not be required to pay any taxes or duties relating to the issue or delivery of our common stock on conversion but you will be required to pay any tax or duty relating to any transfer involved in the issue or delivery of our common stock in a name other than yours. Certificates representing shares of our common stock will not be issued or delivered unless all taxes and duties, if any, payable by you have been paid.

Governing Law

         The indenture, the notes, and the registration rights agreement will be governed by and construed in accordance with the laws of the State of New York, United States of America.

The Trustee

         If an event of default occurs and is continuing, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any of the holders of notes, unless they shall have furnished to the trustee reasonable security or indemnity.

         We have initially appointed the trustee as paying agent and conversion agent. We may terminate the appointment of any paying agent or conversion agent and appoint additional or other paying agents and conversion agents. However, until the notes have been delivered to the trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, and interest on the notes have been made available for payment and either paid or returned to us as provided in the indenture, the trustee will maintain an office or agency in the Borough of Manhattan, New York for surrender of notes for conversion. Notice of any termination or appointment and of any change in the office through which any paying agent or conversion agent will act will be given in accordance with "--Notices" above.

         All moneys deposited with the trustee or any paying agent, or then held by us, in trust for the payment of principal of, premium, if any, or interest on any notes which remain unclaimed at the end of two years after the payment has become due and payable will be repaid to us, and you will then look only to us for payment.

Definitions

         For your convenience, we are including below the definitions for some of the material terms used in the indenture. You should read the indenture for a full disclosure of all such terms, as well as any other technical terms used in this "Description of Notes" section for which no definition is provided.

         A "Change in control" will be deemed to have occurred at the time that any of the following occurs:

         - any person acquires beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of our capital stock entitling the person to exercise 50% or more of the total voting power of all shares of our capital stock that is entitled to vote generally in elections of directors, other than an acquisition by us, any of our subsidiaries or any of our employee benefit plans; or

         - we merge or consolidate with or into any other person, any merger of another person into us or we convey, sell, transfer or lease all or substantially all of our assets to another person, other than any such transaction:

              - that  does  not  result  in  any  reclassification,  conversion, exchange or cancellation of outstanding shares of our capital stock; and

              - pursuant to which the holders of 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such transaction; or

         - any transaction which is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock into solely shares of common stock.

         However, a change in control will not be deemed to have occurred if:

         - the closing price per share of our common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the change in control or the public announcement of the change in control, in the case of a change in control relating to an acquisition of capital stock, or the period of 10 consecutive trading days ending immediately before the change in control, in the case of change in control relating to a merger, consolidation or asset sale, equals or exceeds 105% of the conversion price of the notes in effect on each of those trading days; or

         - all of the consideration, excluding cash payments for fractional shares and cash payments made pursuant to dissenters' appraisal rights, in a merger or consolidation otherwise constituting a change of control under the first and second bullet points in the preceding paragraph above consists of shares of common stock, depository receipts or other certificates representing common equity interests traded on a national securities exchange or quoted on the Nasdaq National Market, or will be so traded or quoted immediately following such merger or consolidation, and as a result of such merger or consolidation the notes become convertible solely into such common stock, depository receipts or other certificates representing common equity interests.

         For purposes of these provisions:

         - the conversion price is equal to $1,000 divided by the conversion rate;

         - whether a person is a beneficial owner will be determined in accordance with Rule 13d-3 under the Exchange Act; and

         - the term person includes any syndicate or group that would be deemed to be a person under Section 13(d)(3)of the Exchange Act.

         "Designated senior debt" means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which we are a party, expressly provides that such indebtedness shall be designated senior debt for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

         "Senior debt" means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable or rent or other obligations, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed in connection with any of the following:

         - any credit or loan agreement, note, bond, debenture or other written obligation;

         - our incurring obligations for money borrowed;

         - any note or similar instrument issued by us in connection with the acquisition of any businesses, properties or assets of any kind;

         -  our leasing real or personal property:

              - under  leases  if  all  or a  portion  of  the  lessee's  rental obligations are required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles; or

              - under leases,  participation  agreements,  guarantees or similar documents entered into by us in connection with the leasing of real or personal property by us or any of our subsidiaries which provides that we are contractually obligated to purchase or cause a third party to purchase the leased property for a fixed price or otherwise guarantee a residual value of leased property to the lessor or a third party, whether or not such lease is properly classified as an operating or capital lease in accordance with generally accepted accounting principles;

         - any interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

         - any letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing;

         - any deferred purchase price of property or services;

         - all obligations of the type referred to in the above clauses of another person and any dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

         - renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

         The term senior debt does not include:

         - the notes;

         - any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not superior in right of payment to the notes; or

         - any trade accounts payable or accrued liabilities arising in the ordinary course of business.



                          DESCRIPTION OF CAPITAL STOCK

         Our authorized capital stock consists of 900,000,000 shares of common stock, par value $0.001, and 5,000,000 shares of preferred stock, par value $0.001. The following summary of material provisions of the common stock and preferred stock does not purport to be complete though we believe it contains all the material provisions, and is subject to, and qualified in its entirety by, the provisions of Articles 3 through 13 of our certificate of incorporation and Sections 1 through 12 of our certificate of designation of the rights, preferences and privileges of our Series A participating preferred stock, which are incorporated by reference into this prospectus.

Common Stock

         As of December 3, 2001, there were 165,640,334 shares of common stock outstanding. Subject to preferences that may be applicable to any outstanding preferred stock which may be issued in the future, the holders of common stock are entitled to receive ratably such non-cumulative dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions available to the common stock. The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except that stockholders may, in accordance with Section 214 of the Delaware General Corporation Law, cumulate their votes in the election of directors. In the event of a liquidation, dissolution or winding up of us, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to liquidation preferences, if any, of preferred stock which may be issued in the future.

Preferred Stock

         Pursuant to our certificate of incorporation, our board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Such issued preferred stock could adversely effect the voting power and other rights of the holders of common stock. The issuance of preferred stock may also have the effect of delaying, deferring or preventing a change in control of us. At present, there are no outstanding shares of preferred stock.

         With the adoption of our stockholder rights plan on April 26, 2001, we designated 900,000 shares of preferred stock as Series A Participating Preferred Stock.

Rights of Holders of Special Shares of PMC-Sierra, Ltd.

         The special shares of PMC-Sierra, Ltd., our principal Canadian subsidiary, are redeemable or exchangeable for our common stock. Special shares do not vote on matters presented to our stockholders, but in all other respects represent the economic and functional equivalent of our common stock for which they can be redeemed or exchanged at the option of the holders. The special shares have class voting rights with respect to transactions that affect the rights of the special shares as a class and for certain extraordinary corporate transactions involving PMC-Sierra, Ltd. If PMC-Sierra, Ltd. files for bankruptcy, is liquidated or dissolved, the special shares receive as a preference the number of shares of our common stock issuable on conversion plus a nominal amount per share plus unpaid dividends, or at the holder's option convert into PMC-Sierra, Ltd. ordinary shares, which are the functional equivalent of voting common stock. If we file for bankruptcy, are liquidated or dissolved, special shares of PMC-Sierra, Ltd. receive the cash equivalent of the value of our common stock into which the special shares could be converted, plus unpaid dividends, or at the holder's option convert into PMC-Sierra, Ltd. ordinary shares. If we materially breach our obligations to special shareholders of PMC-Sierra, Ltd. (primarily to permit conversion of special shares into our common stock), the special shareholders may convert their shares into PMC-Sierra, Ltd. ordinary shares.

Anti-Takeover Effects of Provisions of Our Charter and Bylaws

         Our certificate of incorporation and bylaws contain provisions that may prevent or discourage a third party from acquiring us, even if the acquisition would be beneficial to our shareholders. Our board of directors also has the authority to fix the rights and preferences of shares of our preferred stock and to issue such shares without a shareholder vote.

Stockholder Rights Plan

         We adopted a stockholder rights plan on April 26, 2001. The plan was implemented by declaring a dividend of one right to purchase one one-thousandth of a share of our Series A Participating Preferred Stock for each outstanding share of our common stock. The dividend was payable on May 25, 2001 to stockholders of record as of the close of business on that date. Each right entitles the registered holder to purchase from us one one-thousandth of a share of our Series A Participating Preferred Stock at an exercise price of $325, subject to adjustment.

         Additionally, the board of directors of PMC-Sierra, Ltd. declared a distribution of one right for each share of common stock into which each special share is exchangeable. The distribution was payable on May 25, 2001 to holders of record of special shares as of the close of business on that date.

         Prior to the distribution date under the plan, the rights will be evidenced by and will be attached to and transferable in connection with the transfer of the certificates for the common stock and special shares. The rights will separate from the common stock and special shares and become exercisable on or after (a) the tenth day after a person or group acquires beneficial ownership of 15% or more of our outstanding common stock or certain persons or groups as determined in good faith by our board of Directors acquire beneficial ownership of 20% or more of our outstanding common stock or (b) the tenth business day after a person or group announces a tender or exchange offer, the consummation of which would result in ownership by a person or group of 15% or more of our outstanding common stock. After the rights become exercisable, each right (other than rights owned by the acquirer) will entitle the holder thereof to purchase, for the exercise price of the right, a number of shares of common stock having a then-current market value of twice the exercise price of the right. If, after the rights become exercisable, (a) we merge into another entity, (b) an acquirer merges into us or (c) we sell more than 50% of our assets or earning power, then each right (other than rights owned by an acquirer) will entitle the holder to purchase, for the exercise price of the right, a number of shares of common stock of the person engaging in the transaction having a then current market value of twice the exercise price. At any time after the date on which the rights become exercisable and prior to the acquisition by the acquirer of 50% of the outstanding common stock, our board of directors may exchange the rights (other than rights owned by the acquirer), in whole or in part, for shares of common stock at an exchange ratio of one share of common stock per right. Rights are redeemable at our option for $0.001 per right.

         Our stockholder rights plan and the provisions in our certificate of incorporation and bylaws may have the effect of deterring hostile takeovers or delaying changes in control or our management. They are intended to discourage certain types of transactions that may involve an actual or threatened change of control and are designed to reduce our vulnerability to an unsolicited acquisition proposal.

Section 203 of the Delaware General Corporation Law

         We are subject to Section 203 of the Delaware General Corporation Law ("Section 203"), which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (a) by persons who are directors and also officers and (b) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) at or subsequent to such time, the business combination is approved by the board directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

         In general, Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder, (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder, (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder, (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.


                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         This section describes the material U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This description does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the Internal Revenue Service (the "IRS") might interpret the existing authorities differently. In either case, the tax consequences of purchasing, owning or disposing of notes or common stock could differ from those described below. The description generally applies only to "U.S. Holders" that hold the notes or common stock as "capital assets" (generally, for investment). For this purpose, U.S. Holders include citizens or residents of the United States and corporations organized under the laws of the United States or any state. Trusts are U.S. Holders if they are subject to the primary supervision of a U.S. court and the control of one of more U.S. persons. Special rules apply to nonresident alien individuals and foreign corporations or trusts ("Non-U.S. Holders"). This description describes some, but not all, of these special rules. For U.S. federal income tax purposes, income earned through a foreign or domestic partnership or similar entity is attributed to its owners. The description generally does not address tax considerations that may be relevant to particular investors because of their specific circumstances, or because they are subject to special rules. Finally, the description does not describe the effect of the federal estate and gift tax laws on U.S. Holders or the effects of any applicable foreign, state, or local laws.

         Investors considering the purchase of notes should consult their own tax advisors regarding the application of the U.S. federal income tax laws to their particular situations and the consequences of federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

U.S. Holders

         Taxation of Interest

         U.S. Holders will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with their regular method of accounting. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceed the issue price of the instrument, the holder may be required to recognize additional interest as "original issue discount" over the term of the instrument. If the amount or timing of any payments on a note is contingent, the note could be subject to special rules that apply to contingent debt instruments. These rules generally require a holder to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or retirement of the note before the resolution of the contingencies. In certain circumstances, investors in our notes could receive payments in excess of principal or stated interest. For example, if we call the notes for provisional redemption, investors would be entitled to a "make whole" payment in excess of stated principal or interest, either upon the redemption or upon a conversion of the notes after they are called for redemption but before they are actually redeemed. In addition, if, upon a change in control, a holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price in shares of our common stock, the value of the stock could exceed the sum of the principal amount of the notes and accrued and unpaid interest. We do not believe that, because of these additional payments, the notes should be treated as contingent debt instruments or as having original issue discount. Therefore, for purposes of filing tax or information returns with the IRS, we will not treat the notes as contingent debt instruments or as having original issue discount. Unless otherwise noted, this discussion assumes that the notes are not subject to the contingent debt instrument rules and do not have original issue discount. Because of the lack of applicable authority however, the tax consequences of the additional payments are uncertain. The notes could be treated as contingent debt instruments, with the consequences described above. If the notes are not treated as contingent debt instruments, so that the potential receipt of the additional payments does not affect the accrual of interest, the holders could still be required to recognize income or gain upon receipt of a contingent payment.

         Market Discount; Acquisition Premium

         A U.S. holder that purchases a note with "market discount" - that is, at a price that is less than the principal amount - will be subject to special rules. Under a de minimis exception, however, these special rules will not apply if the amount of market discount does not exceed one quarter of one percent for each full year remaining until the maturity of the notes. If the special rules apply, any gain recognized by the holder upon a sale or other disposition of the note will be treated as ordinary income rather than capital gain to the extent of that portion of the market discount that accrued prior to the disposition. Market discount generally accrues on a straight line basis over the remaining term of the note, but the holder can elect to compute accrued market discount based on the economic yield of the note. The holder of a note with market discount might be required to recognize gain to the extent of accrued market discount even if the disposition takes a form (such as a gift) in which the holder would not normally be required to recognize gain. The market discount rules will not affect the tax consequences to the holder upon conversion of the note, which will generally be tax-free under the rules described under "U.S. Holders - Conversion of the Notes". The market discount that accrued prior to conversion, however, will be carried over to the stock received on conversion, so that, to that extent, any gain recognized by the holder upon disposition of the stock will be treated as ordinary income. Finally, if the holder's purchase of the notes is debt-financed, the holder will not be entitled to deduct interest expense allocable to accrued market discount until the holder recognizes the corresponding income. The holder of a note with market discount may elect to include the market discount in income as it accrues. If a holder makes this election, any gain recognized on a disposition of the note would be entirely capital gain, and the rules deferring the deduction of interest on related loans would not apply.

         If a U.S. holder purchases a note at a price that exceeds the principal amount plus accrued interest, the holder can elect to amortize the premium as a reduction to interest income so that the income reported by the holder each period reflects the holder's economic yield. Any premium paid on acquiring a note is not amortizable, however, to the extent that it reflects the value of the conversion privilege of the note. If the holder elects to amortize premium, the amortized premium would reduce the holder's tax basis in the note.

         Sale, Exchange or Redemption of the Notes

         A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, redemption or exchange other than a conversion of the note into common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder's tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holders capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations.

         If, upon a change in control, a holder requires us to repurchase some or all of the holder's notes and we elect to pay the repurchase price with shares of our common stock, and if the notes are "securities" for U.S. federal income tax purposes, the holder would generally not recognize any gain or loss on the exchange. If the holder receives cash in lieu of a fractional share of common stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. In addition, the value of any portion of the common stock received that is attributable to accrued interest on the notes would be taxed as ordinary income. The holder's aggregate basis in the common stock received in exchange for the notes (including any fractional share for which cash is paid but excluding any shares attributable to accrued interest) would equal his adjusted basis in the notes. The holder's holding period for the common stock so received would include the period during which he held the note. The holder's basis in any shares of common stock attributable to accrued interest would equal the fair market value of those shares when received, and the holding period of those shares would begin on the day after the holder's receipt of those shares. If the notes are not securities for U.S. federal income tax purposes, the holder's exchange of notes for common stock upon a change of control would be subject to the general rules for exchanges described in the preceding paragraph. While the matter is not free from doubt, we believe that the notes will qualify as securities.

         Conversion of the Notes

         A U.S. Holder who converts his note into common stock generally will not recognize any income, gain or loss. The holder will recognize gain, however, to the extent that the holder receives cash in lieu of a fractional share. The holder's aggregate basis in the common stock (including any fractional share for which cash is paid) will equal his adjusted basis in the note, and the holder's holding period for the stock will include the period during which he held the note. Because of the absence of any cases or rulings that address the consequences of additional cash payments made upon a conversion of convertible notes, the tax consequences of a "make whole" payment received on a conversion of the notes are unclear. The holder would probably be required to recognize income or gain on the receipt of the payment.

         Dividends

         If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, the distribution will be treated as a dividend, taxable to the U.S. Holder as ordinary income, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder's investment, up to the holder's basis in its common stock. Any remaining excess will be treated as capital gain. We are required to provide shareholders who receive dividends with an information return on Form 1099-DIV that states the extent to which the dividend is paid from our current or accumulated earnings and profits and is thus taxable. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received.

         The terms of the notes allow for changes in the conversion price of the notes in certain circumstances. A change in conversion price that allows noteholders to receive more shares of common stock on conversion may increase the noteholders' proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion price is adjusted to compensate noteholders for distributions of cash or property to our shareholders. Not all changes in conversion price that allow noteholders to receive more stock on conversion, however, increase the noteholders' proportionate interests in the company. For instance, a change in conversion price could simply prevent the dilution of the noteholders' interests upon a stock split or other change in capital structure. Changes of this type, if made under a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders' interests and the conversion price is not adjusted, the resulting increase in the proportionate interests of our shareholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion price would be treated like dividends paid in cash or other property. They would result in ordinary income to the recipient, to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain.

         Sale of Common Stock

         A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder's gain or loss will equal the difference between the proceeds received by the holder and the holder's adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

Special Tax Rules Applicable to Non-U.S. Holders

         Taxation of Interest

         Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30 percent, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as "portfolio interest", and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

         - owns, directly or indirectly, at least 10 percent of our voting stock; or

         - is a "controlled foreign corporation" that is related to us.

In general, a foreign corporation is a controlled foreign corporation if at least 50 percent of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly or indirectly, at least 10 percent of the corporation's voting stock.

         The portfolio interest exception and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder's behalf, the holder will be required to provide appropriate documentation to the agent. The holder's agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership, the certification requirements generally apply to the partners rather than the partnership.

         Sale, Exchange or Redemption of Notes

         Non-U.S. Holders generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, or other disposition of notes. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

         - the gain is effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business;

         - the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

         - the rules of the Foreign Investment in Real Property Tax Act ("FIRPTA") (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange or other disposition of notes if we are, or were within five years before the transaction, a "U.S. real property holding corporation" ("USRPHC"). In general, we would be a USRPHC if interests in U.S. real estate comprised most of our assets. We do not believe that we are a USRPHC or that we will become one in the future. Even if we were a USRPHC, the FIRPTA rules would apply to a disposition of notes by a Non-U.S. Holder only if the holder owned, directly or indirectly, more than 5 percent of our common stock or more than 5 percent of the notes within five years before the holder's disposition of the notes. For this purpose, the Non-U.S. Holder would be treated as owning the stock that the holder could acquire on conversion of the holder's notes. If all of these conditions were met, and the FIRPTA rules applied to the sale, exchange, or other disposition of notes by a Non-U.S. Holder, then any gain recognized by the holder would be treated as effectively connected with a U.S. trade or business, and would thus be subject to U.S. federal income tax.

         Conversion of the Notes

         A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note into common stock. Any gain recognized as a result of the holder's receipt of cash in lieu of a fractional share of stock would also generally not be subject to U.S. federal income tax. See "Special Tax Rules Applicable to Non-U.S. Holders - Sale of Common Stock," below. It is possible, but unlikely, that a Non-U.S. Holder would be subject to U.S. federal income tax at a 30 percent rate on any "make whole" payment received upon converting a note after it has been called for provisional redemption. If we fail to withhold on a make whole payment, and it is ultimately determined that the payment is taxable, we would be liable for the tax. Consequently, we intend to withhold tax from any make whole payment made to Non-U.S. holders. If the payment were determined not to be subject to U.S. federal income tax, a Non-U.S. Holder would be entitled to a refund of the tax withheld.

         Dividends

         Dividends paid to a Non-U.S. Holder on common stock received on conversion of a note will generally be subject to U.S. withholding tax at a 30 percent rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of a tax treaty between the United States and the Non-U.S. Holder's country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by complying with certification requirements. Some of the common means of meeting this requirement are described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest".

         Sale of Common Stock

         Non-U.S. Holders will generally not be subject to U.S. federal income tax on any gains realized on the sale, exchange, or other disposition of common stock. This general rule, however, is subject to exceptions, some of which are described under "Special Tax Rules Applicable to Non-U.S. Holders--Sale, Exchange or Redemption of Notes".

         Income or Gains Effectively Connected With a U.S. Trade or Business

         The preceding discussion of the tax consequences of the purchase, ownership or disposition of notes or common stock by a Non-U.S. Holder assumes that the holder is not engaged in a U.S. trade or business. If any interest on the notes, dividends on common stock, or gain from the sale, exchange or other disposition of the notes or stock is effectively connected with a U.S. trade or business conducted by the Non-U.S. Holder, then the income or gain will be subject to U.S. federal income tax at the regular graduated rates. If the Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and the holder's country of residence, any "effectively connected" income or gain will generally be subject to U.S. federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States. Payments of dividends that are effectively connected with a U.S. trade or business, and therefor included in the gross income of a Non-U.S. Holder, will not be subject to the 30 percent withholding tax. To claim exemption from withholding, the holder must certify its qualification, which can be done by filing a Form W-8ECI. If the Non-U.S. Holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business would generally be subject to a "branch profits tax". The branch profits tax rate is generally 30 percent, although an applicable tax treaty might provide for a lower rate.

         U.S. Federal Estate Tax

         The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as interest on the notes paid immediately before the death of the holder would have qualified as portfolio interest, exempt from withholding tax as described above under "Special Tax Rules Applicable to Non-U.S. Holders--Taxation of Interest". Because we are a U.S. corporation, our common stock will be U.S. situs property, and therefor will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent's country of residence.

Backup Withholding and Information Reporting

         The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS. Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers. The required information returns enable the IRS to determine whether the recipient properly included the payments in income. This reporting regime is reinforced by "backup withholding" rules. These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to cooperate with the reporting regime by failing to provide his taxpayer identification number to the payor, furnishing an incorrect identification number, or failing to report interest or dividends on his returns. The withholding tax rate is 30.5 percent but will be reduced in stages to 28 percent beginning in 2006. The information reporting and backup withholding rules do not apply to payments to corporations, whether domestic or foreign.

         Payments of interest or dividends to individual U.S. Holders of notes or common stock will generally be subject to information reporting, and will be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number.

         The information reporting and backup withholding rules do not apply to payments that are subject to the 30 percent withholding tax on dividends or interest paid to nonresidents, or to payments that are exempt from that tax by application of a tax treaty or special exception. Therefore, payments to Non-U.S. Holders of dividends on common stock, or interest on notes, will generally not be subject to information reporting or backup withholding. To avoid backup withholding on dividends, a Non-U.S. Holder will have to certify its nonresident status. Some of the common means of doing so are described under "Special Rules Applicable to Non-U.S. Holders--Taxation of Interest".

         Payments made to U.S. Holders by a broker upon a sale of notes or common stock will generally be subject to information reporting and backup withholding. If, however, the sale is made through a foreign office of a U.S. broker, the sale will be subject to information reporting but not backup withholding. If the sale is made through a foreign office of a foreign broker, the sale will generally not be subject to either information reporting or backup withholding. This exception may not apply, however, if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

         Payments made to Non-U.S. Holders by a broker upon a sale of notes or common stock will not be subject to information reporting or backup withholding as long as the Non-U.S. Holder certifies its foreign status.

         Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

         The preceding discussion of certain U.S. federal income tax considerations is for general information only. It is not tax advice. Each prospective investor should consult its own tax advisor regarding the particular U.S. federal, state, local, and foreign tax consequences of purchasing, holding, and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.


                             SELLING SECURITYHOLDERS

         We originally issued the notes in a private placement in August 2001. Selling securityholders may offer and sell the notes and the underlying common stock pursuant to this prospectus.

         The following table contains information as of December 5, 2001 with respect to the selling securityholders and the principal amount of notes and the underlying common stock beneficially owned by each selling securityholder that may be offered using this prospectus.

                                            Principal Amount at
                                             Maturity of Notes                      Number of
                                                Beneficially       Percentage   Shares of Common
                                                 Owned That         of Notes     Stock That May   Percentage of Common
                   Name                         May Be Sold        Outstanding     Be Sold (1)    Stock Outstanding (2)
_______________________________________________________________________________________________________________________
Allegheny Technologies Inc. Pension Plan              $   800,000      *                   18,852         *
Allstate Insurance Company                            $   750,000      *                   17,674         *
Allstate Life Insurance Company                       $   250,000      *                    5,891         *
Alta Partners Holdings, LDC                           $ 4,000,000     1.5%                 94,264         *
Amaranth Securities LLC                               $24,224,000     8.8%                570,862         *
Arbitex Master Fund, L.P.                             $12,500,000     4.5%                294,575         *
Argent Classic Convertible  Arbitrage Fund
(Bermuda) Ltd.                                        $15,000,000     5.5%                353,490         *
Argent Convertible Arbitrage Fund Ltd.                $ 4,500,000     1.6%                106,047         *
Argent LowLev  Convertible  Arbitrage Fund
LLC                                                   $   500,000      *                   11,783         *
B.C. McCabe Foundation                                $   140,000      *                    3,299         *
Bank Austria Cayman Islands, Ltd.                     $ 4,750,000     1.7%                111,938         *
BTPO Growth Vs Value                                  $ 2,000,000      *                   47,132         *
CALAMOS   Market-Neutral  Fund  -  CALAMOS
Investment Trust                                      $ 1,000,000      *                   23,566         *
CFFX, LLC                                             $ 5,000,000     1.8%                117,830         *
Christian  Science  Trustees for Gifts and
Endowments                                            $   210,000      *                    4,948         *
Cede & Co. (3) (4)                                    $60,511,000    22.0%              1,426,002         *
Colgate-Palmolive Company Retirement Trust            $   520,000      *                   12,254         *
Conseco  Fund Group - Conseco  Convertible
Securities Fund                                       $   750,000      *                   17,674         *
Equitable Life Assurance  Separate Account
 - Balanced                                           $    80,000      *                    1,885         *
Equitable Life Assurance  Separate Account
 - Convertibles                                       $ 1,360,000      *                   32,049         *
Golden Rule Insurance Company                         $   450,000      *                   10,604         *
Highbridge International LLC                          $ 5,000,000     1.8%                117,830         *
HSBC Trustee Zola Managed Trust                       $ 1,000,000      *                   23,566         *
JMG Convertible Investments, LP                       $20,000,000     7.3%                471,320         *
JMG Triton Offshore Fund, Ltd.                        $ 9,500,000     3.5%                223,877         *
KBC Financial Products USA Inc.                       $ 1,000,000      *                   23,566         *
Kentfield Trading, Ltd.                               $16,939,000     6.2%                399,184         *
Lincoln  National Global Asset  Allocation
Fund, Inc.                                            $   110,000      *                    2,592         *
Lyxor Master Fund                                     $ 1,000,000      *                   23,566         *
Marathon Asset Management, LLC                        $ 4,750,000     1.7%                111,938         *
Memphis Light, Gas & Water Retirement Fund            $   890,000      *                   20,973         *
Morgan Stanley & Co. Inc.                             $ 7,500,000     2.7%                176,745         *
Morgan  Stanley  Dean  Witter  Convertible
Securities Trust                                      $ 1,000,000      *                   23,566         *
Museum of Fine Arts, Boston                           $    10,000      *                      235         *
National Fuel & Gas Retirement Plan                   $    60,000      *                    1,413         *
Oxford, Lord Abbet & Co.                              $   750,000      *                   17,674         *
Paloma Securities LLC                                 $19,566,000     7.1%                461,092         *
Parker-Hannifin Corporation                           $   225,000      *                    5,302         *
Putnam Asset  Allocation  Funds - Balanced
Portfolio                                             $ 1,075,000      *                   25,333         *
Putnam    Asset    Allocation    Funds   -
Conservative Portfolio                                $   860,000      *                   20,266         *
Putnam Convertible Income-Growth Trust                $ 8,850,000     3.2%                208,559         *
Putnam   Convertible   Opportunities   and
Income Trust                                          $   290,000      *                    6,834         *
Putnam  Variable  Trust-Putnam  VT  Global
Asset Allocation Fund                                 $   280,000      *                    6,598         *
Ramius Capital Group                                  $   250,000      *                    5,891         *
RCG Latitude Master Fund                              $ 1,500,000      *                   35,349         *
RCG Multi Strategy LP                                 $   250,000      *                    5,891         *
Robertson Stephens                                    $15,000,000     5.5%                353,490         *
South Dakota Retirement System                        $ 4,000,000     1.5%                 94,264         *
The Frist Foundation                                  $   245,000      *                    5,773         *
Thomas Weisel Partners LLC                            $ 2,150,000      *                   50,666         *
Total Fina Elf Finance U.S.A Inc.                     $    50,000      *                    1,178         *
TQA Master Fund, Ltd.                                 $   600,000      *                   14,139         *
TQA Master Plus Fund Ltd.                             $   900,000      *                   21,209         *
U.S. Olympic Foundation                               $   230,000      *                    5,420         *
UBS   O'Connor   LLC  f/b/o   UBS   Global
Convertible Portfolio                                 $   500,000      *                   11,783         *
UBS O'Connor  LLC f/b/o UBS Global  Equity
Arbitrage Master Ltd.                                 $ 6,000,000     2.2%                141,396         *
UBS Warburg LLC                                       $    50,000      *                    1,178         *
Value Realization Fund, L.P.                          $ 3,000,000     1.1%                 70,698         *
Zola Partners, LP                                     $   325,000      *                    7,658         *

-----------------
* Less than 1%.

(1) Assumes conversion of all of the holder's notes at a conversion price of approximately $42.43 per share of common stock. However, this conversion price will be subject to adjustment as described under "Description of Notes--Conversion Rights". As a result, the amount of common stock issuable upon conversion of the notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(i) of the Exchange Act using 165,640,334 shares of common stock outstanding as of December 3, 2001. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder's notes. However, we did not assume the conversion of any other holder's notes.

(3) Information about selling securityholders will be set forth either in post-effective amendments, if we are making additions to the selling securityholder table, or in prospectus supplements, if we are making changes to the selling securityholder table.

(4) Assumes that any other holders of notes, or any future transferees, pledgees, donees or successors of or from any such other holders of notes, do not beneficially own any common stock other than the common stock issuable upon conversion of the notes at the initial conversion rate.

         We prepared this table based on the information supplied to us by the selling securityholders named in the table.

         The selling securityholders listed in the above table may have sold or transferred, in transactions exempt from the registration requirements of the Securities Act of 1933, some or all of their notes since the date on which the information in the above table is presented. Information about the selling securityholders may change over time. Any additional changed information will be set forth either in post-effective amendments, if we are making additions to the selling securityholder table, or in prospectus supplements, if we are making changes to the selling securityholder table.

         Because the selling securityholders may offer all or some of their notes or the underlying common stock from time to time, we cannot estimate the amount of the notes or underlying common stock that will be held by the selling securityholders upon the termination of any particular offering. For information on the procedure for sales by selling securityholders, read the disclosure under the heading "Plan of Distribution" below.


                              PLAN OF DISTRIBUTION

         We will not receive any of the proceeds of the sale of the notes and the underlying common stock offered by this prospectus. The notes and the underlying common stock may be sold from time to time to purchasers:

         - directly by the selling securityholders;

         - through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the notes and the underlying common stock.

         The selling securityholders and any such broker-dealers or agents who participate in the distribution of the notes and the underlying common stock may be deemed to be "underwriters". As a result, any profits on the sale of the notes and underlying common stock by selling securityholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling securityholders are deemed to be underwriters, the selling securityholders may be subject to certain statutory liabilities of, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

         If the notes and underlying common stock are sold through  underwriters
or  broker-dealers,   the  selling   securityholders  will  be  responsible  for
underwriting discounts or commissions or agent's commissions.

         To our knowledge, Morgan Stanley & Co. Inc., Robertson Stephens, Thomas Weisel Partners LLC, and UBS Warburg LLC are the only selling securityholders who are registered broker-dealers or affiliates of registered broker-dealers. As such, it is possible that they could be presumed to be underwriters of the notes. We do not have a material relationship with any of these broker-dealers and none of these broker-dealers has the right to designate or nominate a member or members of our board of directors. These securityholders purchased their notes in the open market, not directly from us, and we are not aware of any underwriting plan or agreement, underwriters' or dealers' compensation, or passive market making or stabilizing transactions involving the purchase or distribution of these securities by these securityholders.

         The notes and underlying common stock may be sold in one or more transactions at:

         - fixed prices;

         - prevailing market prices at the time of sale;

         - varying  prices  determined  at the  time of  sale;  or

         - negotiated prices.

         These sales may be effected in transactions:

         - on any national securities exchange or quotation service on which the notes and underlying common stock may be listed or quoted at the time of the sale, including the Nasdaq National Market in the case of the common stock;

         - in the over-the-counter market;

         - in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

         - through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with sales of the notes and underlying common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers. These broker-dealers may in turn engage in short sales of the notes and underlying common stock in the course of hedging their positions. The selling securityholders may also sell the notes and underlying common stock short and deliver notes and underlying common stock to close out short positions, or loan or pledge notes and underlying common stock to broker-dealers that in turn may sell the notes and underlying common stock.

         To our knowledge, there are currently no plans, arrangement or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the notes and the underlying common stock by the selling securityholders. Selling securityholders may not sell any or all of the notes and the underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling securityholder will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus.

         Our common stock trades on the Nasdaq National Market under the symbol "PMCS". We do not intend to apply for listing of the notes on any securities exchange or for quotation through Nasdaq. Accordingly, no assurance can be given as to the development of liquidity or any trading market for the notes. A description of the risks associated with this is described above under the heading "Risk Factors--A public market may not develop for the notes".

         There can be no assurance that any selling securityholder will sell any or all of the notes or underlying common stock pursuant to this prospectus. In addition, any notes or underlying common stock covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         The selling securityholders and any other person participating in such distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the notes and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the notes and the underlying common stock to engage in market-making activities with respect to the particular notes and the underlying common stock being distributed for a period of up to five business days prior to the commencement of such distribution. This may affect the marketability of the notes and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the notes and the underlying common stock.

         Pursuant to the registration rights agreement filed as an exhibit to this registration statement, we and the selling securityholders will be indemnified by the other against certain liabilities, including certain liabilities under the Securities Act or will be entitled to contribution in connection with these liabilities.

         We have agreed to pay substantially all of the expenses incidental to the registration, offering and sale of the notes and underlying common stock to the public other than commissions, fees and discounts of underwriters, brokers, dealers and agents.

                                  LEGAL MATTERS

         The validity of the issuance of our securities offered by this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.


                                     EXPERTS

         The consolidated financial statements and the related financial statement schedule of PMC-Sierra, Inc. incorporated in this prospectus by reference from PMC-Sierra, Inc.'s Annual Report on Form 10-K and the financial statements of Datum Telegraphic Inc. for the year ended August 31, 1999 incorporated in this prospectus by reference to the Current Report on Form 8-K/A1 of PMC-Sierra, Inc. dated September 28, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

         The financial statements of Malleable Technologies, Inc. as of December 31, 1999 and 1998 and for the years then ended and cumulative from July 31, 1997 (inception) through December 31, 1999 incorporated in this prospectus by reference to the Current Report on Form 8-K/A1 of PMC-Sierra, Inc. dated August 4, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission, or the Commission, in accordance with the Securities Exchange Act of 1934. You may read and copy our reports, proxy statements and other information filed by us at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our reports, proxy statements and other information filed with the Commission are available to the public over the Internet at the Commission's World Wide Web site at http://www.sec.gov.

         The Commission allows us to "incorporate by reference" into this prospectus the information we filed with the Commission. This means that we can disclose important information by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until our offering is complete:

         - Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

         - Our Quarterly Reports on Form 10-Q for the quarters ended April 1, 2001, July 1, 2001, and September 30, 2001; and

         - Our Current Reports on Form 8-K filed on August 7, 2000, October 3, 2000, April 30, 2001, July 31, 2001, August 1, 2001 and August 3,
           2001.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         PMC-Sierra, Inc.
         3975 Freedom Circle
         Santa Clara, California 95054
         Attention:  Manager, Investor Relations
         Telephone:  (408) 988-8276

         You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information contained in or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of this prospectus.



                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The aggregate estimated (other than the registration fee) expenses to be paid by us in connection with this offering are as follows:

Securities and Exchange Commission registration fee......       $    51,012.50
Trustee's fees and expenses..............................       $    11,000.00
Printing  and   Engraving................................       $     5,000.00
Accounting fees and expenses.............................       $    20,000.00
Legal fees and expenses..................................       $    25,000.00
Miscellaneous............................................       $    10,000.00
                                                                     ---------
         Total...........................................       $   122,012.50
                                                                ==============

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS OF PMC-SIERRA, INC.

CERTIFICATE OF INCORPORATION

         Our certificate of incorporation provides for the indemnification of our directors and officers to the fullest extent permitted by Delaware law, as the same now exists or as it may be amended in the future. Under Delaware law, such provision may not indemnify directors' or officers' liability for:

         - breaches of the directors' or officers' duty of loyalty to the corporation or its stockholders;

         - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

         - the unlawful payments of dividends or unlawful stock repurchases or redemptions; or

         - transactions in which the director or officer derived an improper personal benefit.

BYLAWS

         Our bylaws provide that our directors, officers, employees, and agents shall be indemnified against expenses including attorneys' fees, judgments, fines, settlements actually and reasonably incurred in connection with any proceeding arising out of their status as such. Our bylaws also authorize us to provide insurance for our directors, officers, employees and/or agents, against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under Delaware law.

INDEMNIFICATION AGREEMENTS

         We have entered into agreements to indemnify our directors and officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. These agreements, among other things, indemnify our directors and officers for certain expenses, including attorney's fees, judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by us, arising out of such person's services as a director or officer for us, or for any of our subsidiaries, or for any other company or enterprise to which the person provides services at our request.

ITEM 16.   EXHIBITS

         The following exhibits are filed herewith or incorporated by reference herein:

 EXHIBIT NUMBER                           EXHIBIT TITLE
 ______________  _______________________________________________________________

      3.1*        Restated   Certificate  of   Incorporation   (incorporated  by
                  reference from Exhibit 3.1 filed with our quarterly report on Form 10-Q on May 16, 2001)

      3.2*        Certificate  of  Designation   of  Rights,   Preferences   and
                  Privileges of Series A Participating Preferred Stock

      4.1* Indenture, dated as of August 6, 2001, between Registrant and State Street Trust and Bank Company of California, N.A.

      4.2*        Form of Note (included in Exhibit 4.1).

      5.1         Opinion  of Wilson  Sonsini  Goodrich  & Rosati,  Professional
                  Corporation.

     10.1* Registration Rights Agreement, dated as of August 6, 2001, between Registrant and Goldman, Sachs & Co.

     12.1         Computation of Ratio of Earnings to Fixed Charges.

     23.1 Consent of Deloitte & Touche LLP, Vancouver, British Columbia, independent auditors.

     23.2 Consent of Deloitte & Touche LLP, San Jose, California, independent auditors

     23.3 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

     24.1* Power of Attorney of certain directors and officers of the Registrant (included on page II-4)

     25.1 Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

------------------------------
* Previously filed.

ITEM 17.   UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on December 6, 2001.

                                 PMC-SIERRA, INC.

                                 By:  /s/ John W. Sullivan
                                     -------------------------------------------

                                 Name:    John W. Sullivan
                                 Title    Vice President of Finance and Chief
                                 Financial Officer (principal financial and accounting officer)


         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

        NAME                          TITLE                           DATE

 /s/ Robert L. Bailey*   President, Chief Executive Officer     December 6, 2001
----------------------               and
  Robert L. Bailey       Chairman of the Board of Directors
                         (principal executive officer)

 /s/ John W. Sullivan    Vice President of Finance and Chief    December 6, 2001
----------------------
  John W. Sullivan       Financial Officer (principal
                         financial and accounting officer)

           *             Vice Chairman of the Board of          December 6, 2001
----------------------   Directors
   James V. Diller

           *             Director                               December 6, 2001
----------------------
 Alexandre Balkanski

           *             Director                               December 6, 2001
----------------------
  Frank J. Marshall

           *             Director                               December 6, 2001
----------------------
   Colin Beaumont

           *             Director                               December 6, 2001
----------------------
   Lewis O. Wilks




*By:    /s/  John W. Sullivan
       -----------------------
         (John W. Sullivan)
          Attorney-in-Fact



                                  EXHIBIT INDEX

 Exhibit Number                          Exhibit Title
_______________   ______________________________________________________________

      3.1*        Restated   Certificate  of   Incorporation   (incorporated  by
                  reference from Exhibit 3.1 filed with our quarterly report on Form 10-Q on May 16, 2001)

      3.2*        Certificate  of  Designation   of  Rights,   Preferences   and
                  Privileges of Series A Participating Preferred Stock

      4.1* Indenture, dated as of August 6, 2001, between Registrant and State Street Trust and Bank Company of California, N.A.

      4.2*        Form of Note (included in Exhibit 4.1).

      5.1         Opinion  of Wilson  Sonsini  Goodrich  & Rosati,  Professional
                  Corporation.

     10.1* Registration Rights Agreement, dated as of August 6, 2001, between Registrant and Goldman, Sachs & Co.

     12.1         Computation of Ratio of Earnings to Fixed Charges.

     23.1 Consent of Deloitte & Touche LLP, Vancouver, British Columbia, independent auditors.

     23.2 Consent of Deloitte & Touche LLP, San Jose, California, independent auditors.

     23.3 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

     24.1* Power of Attorney of certain directors and officers of the Registrant (included on page II-4)

     25.1         Form T-1  Statement of  Eligibility  of Trustee for  Indenture
                  under     the     Trust     Indenture     Act     of     1939.

----------------------------
* Previously filed.